BNY FINANCIAL CORPORATION
A WHOLLY OWNED SUBSIDIARY OF THE BANK OF NEW YORK
NEW YORK'S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON

1290 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10104
212-408-7000

March 30, 1995
      ---

Signal Apparel Company, Inc.
P. O. Box 4296
200 Manufacturers Road
Chattanooga, Tenn 37405

Ladies/Gentlemen:

     We refer to our Factoring Agreement with you as Amended and Supplemented bearing an effective date of May 23, 1991 (the
"Agreement"). All capitalized terms unless otherwise defined herein shall have such meanings as are set forth in the Agreement.

     This letter shall serve to confirm that provided your actual financial performance through December 31, 1994 was a no worse than actually presented to us in your financial statements, we hereby waive as an Event of Default under the Agreement your failure to achieve the financial performance required under the financial covenants listed in Section 11(a)(iii),(iv),(v) and
(vi) of the Agreement.

     Additionally, effective immediately the following financial covenants listed below shall be amended for your fiscal quarters in 1995 in the following manner:

     1. The portion of the table in Section 11(a)(iii) of the Agreement setting forth your Tangible Net Worth covenant shall be amended by deleting the amounts previously indicated for the quarters ending in 1995 and inserting in substitution therefor the following:

           3/31/95                   $ 3,811,000.00
           6/30/95                   $(  463,000.00)
           9/30/95                   $(1,881,000.00)
          12/31/95                   $(4,233,000.00)

      2. The portion of the table in Section 11(a)(iv) of the Agreement for the calendar quarters in 1995 is amended to read as follows:

           3/31/95                   $(2,000,000.00)
           6/30/95                   $(3,000,000.00)
           9/30/95                   $(4,000,000.00)
          12/31/95                   $(5,000,000.00)

      3. The portion of the table in Section 11(a)(v) of the Agreement for the quarters in calendar year 1995 is amended to read as follows;

            3/31/95                   S(7,348,000.00)
            6/30/95                   $(3,348,000.00)
            9/30/95                   $(2,348,000.00)
           12/31/95                   $(2,352,000,00)

      4. Section 11(a)(vi) of the Agreement shall be amended such that the ratio of your liabilities to your Tangible Net Worth shall not be more than 14.9 as of March 31, 1995, (130.4) as of June 30, 1995, (29.4)
           as of September 30, 1995 and (11.6) as of December 31, 1995.

     For purposes of determining your compliance with the financial covenants set forth in Paragraphs 1, 2 and 4 above through the period ending March 31, 1995 only, we shall calculate such covenants as if the entire $15,000,000.00 of a certain subordinated loan from WG Trading Company Limited Partnership has been advanced to you (whether or not actually advanced by that time).

      In part consideration of the waiver by us of your failure to achieve the financial covenants through December 31, 1994 as an Event of Default under the Agreement as set forth above, you agree to pay us a covenant waiver fee of $40,000.00 which shall be due and payable immediately and which amount we may charge to your account with us.

      Except as hereby specifically modified or amended all of the terms and conditions of the Agreement continue to remain in full force and effect.

      If the foregoing correctly sets forth the Agreement between us please execute a copy of this letter in the space provided below and return a fully executed copy to our offices.

                           Very truly yours,
                           BNY FINANCIAL CORPORATION


                           By /s/ Wayne Miller
                              -----------------------
                              Title:  VP

READ AND AGREED TO:
SIGNAL APPAREL COMPANY, INC.


BY: /s/ William H. Watts
    --------------------------
    Title:  Executive VP & CFO